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Filed Pursuant to Rule 424(b)(3) and (c)
Registration Number 333-104488

         PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus dated August 8, 2003 and Prospectus Supplements dated August 8, 2003 and August 19, 2003)

$4,500,000,000
Tyco International Group S.A.
2.750% Series A Convertible Senior Debentures due 2018
3.125% Series B Convertible Senior Debentures due 2023

        Fully and unconditionally guaranteed by and convertible into common shares of

        This prospectus supplement supplements information contained in the prospectus dated August 8, 2003 and prospectus supplements dated August 8, 2003 and August 19, 2003, covering the resale by the selling securityholders of our 2.750% Series A Convertible Senior Debentures due 2018, our 3.125% Series B Convertible Senior Debentures due 2023 and the Tyco common shares issuable upon conversion or repurchase of the debentures. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendment or supplement thereto. The terms of the debentures are set forth in the prospectus.

Investing in the debentures and our common shares involves risks. See "Risk Factors" beginning on page S-2 of the prospectus supplement dated August 8, 2003, and on page 6 of the prospectus dated August 8, 2003.

        Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 22, 2003

SELLING SECURITYHOLDERS

        The following table provides information regarding the principal amount of notes beneficially owned by certain of our selling securityholders, the percentage of outstanding notes held by these selling securityholders, the number of our common shares beneficially owned by these selling securityholders, the number of our common shares each selling securityholder would beneficially own upon conversion of its entire principal amount of notes and the percentage of our outstanding common shares held by these selling securityholders.

        The table below supplements or amends the table of securityholders contained on pages S-12 through S-20 of the prospectus supplement dated August 8, 2003. Where the name of a selling securityholder identified in the table below also appears in the table in a previous prospectus supplement, the information set forth in the table below regarding that selling securityholder supersedes the information in the previous prospectus supplement. This information was furnished to us by the selling securityholders listed below on or before August 21, 2003. Because selling securityholders may trade all or some of the notes listed at any time without notifying us, the table below may not reflect the exact value of notes held by each selling securityholder on the date of this supplement.

Name	Aggregate Principal Amount at Maturity of Series A Debentures that May be Sold	Percentage of Series A Debentures Outstanding	Aggregate Principal Amount of Maturity of Series B Debentures that May be Sold	Percentage of Series B Debentures Outstanding	Number of Common Shares Beneficially Owned (1)	Number of Common Shares Underlying the Debentures and Offered Hereby (2)	Percentage of Tyco Common Shares Outstanding (3)

Acuity Master Fund	5,000,000	*	—	*	—	219,460	*
ADI Alternative Investments	2,166,000	*	—	*	—	95,070	*
Aftra Health Fund	280,000	*	280,000	*	—	25,165	*
Alexian Brothers Medical Center	200,000	*	135,000	*	—	14,986	*
Aloha Airlines Non-Pilots Pension Trust	1,350,000	*	100,000	*	—	63,852	*
Aloha Airlines Pilots Retirement Trust	70,000	*	50,000	*	—	5,372	*
American Founders Life Insurance Company	370,000	*	—	*	—	16,240	*
American Fidelity Assurance Co.	390,000	*	—	*	—	17,118	*
ATSF-Transamerica Convertible Securities	3,000,000	*	2,000,000	*	—	223,640	*
BBT Fund, LP	12,000,000	*	—	*	—	526,704	*
C & H Sugar Company, Inc.	175,000	*	125,000	*	—	13,429	*
Concentrated Alpha Partners, LP	500,000	*	—	*	—	21,946	*
Credit Suisse First Boston LLC	6,728,000	*	127,168,000	8.48%	—	6,142,757	*
Drury University (c/o Froley Revy Investment Co.)	30,000	*	20,000	*	—	2,236	*
Global Bermuda Limited Partnership	15,500,000	*	—	*	—	680,326	*
Hawaiian Airlines Employees Pension Plan—IAM	45,000	*	35,000	*	—	3,585	*
Hawaiian Airlines Pension Plan for Salaried Employees	10,000	*	5,000	*	—	669	*
Hawaiian Airlines Pilots Retirement Plan	125,000	*	90,000	*	—	9,625	*
Hillbloom Foundation	55,000	*	40,000	*	—	4,253	*
IDEX-Transamerica Convertible Securities Fund	1,500,000	*	500,000	*	—	88,829	*

S-1

Kallista Master Fund c/o ADI Alternative Investments	16,834,000	*	—	*	—	738,878	*
Lakeshore International, Ltd.	62,000,000	2.07%	—	*	—	2,721,304	*
Laurel Ridge Capital, LP	11,000,000	*	—	*	—	482,812	*
Lyxor Master Fund (c/o Zola Capital Management)	3,400,000	*	—	*	—	149,233	*
MFR CA Select Fund	1,000,000	*	—	*	—	43,892	*
Physicians Life Insurance Co.	1,200,000	*	138,000	*	—	59,016	*
Radcliffe SPC Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio	—	*	5,000,000	*	—	229,911	*
Silverado Arbitrage Trading, Ltd.	—	*	1,100,000	*	—	50,580	*
State of Oregon/SAIF Corporation	4,250,000	*	3,150,000	*	—	331,385	*
Transamerica Life Insurance and Anuuities Co.	17,000,000	*	5,250,000	*	—	987,570	*
Transamerica Occidental Life	—	*	2,500,000	*	—	114,955	*
US Bank FBO Benedictine Health Systems	220,000	*	165,000	*	—	17,243	*
Zola Partners, L.P.	1,500,000	*	750,000	*	—	100,325	*
Zazove Convertible Arbitrage Fund L.P.	3,800,000	*	—	*	—	166,790	*
Zazove Hedged Convertible Fund L.P.	3,500,000	*	—	*	—	153,622	*

All other Holders of debentures or future transferees, pledgees, donees, assignees or successors of any such holders	389,830,110	12.99%	68,664,124	4.58%	—	20,514,941	1.03%

Total(4)(5)	3,000,000,000	100.00%	1,500,000,000	100.00%	17,248,724	200,649,150	10.05%

S-2

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$4,500,000,000 Tyco International Group S.A. 2.750% Series A Convertible Senior Debentures due 2018 3.125% Series B Convertible Senior Debentures due 2023
SELLING SECURITYHOLDERS